                                                                     Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into on November 6, 1996, among ZMAX Corporation, a Nevada corporation ("ZMAX"); and Michael S. Cannon, a resident of the Commonwealth of Virginia, and Michael C. Higgins, a resident of the State of Maryland, being the holders of all the issued and outstanding capital stock of Century Services, Inc., a Maryland corporation ("CSI") (individually, a "Stockholder" and collectively, the "Stockholders").

                                  BACKGROUND:

     All of the issued and outstanding capital stock consisting of 200 shares of voting common stock, par value $1.00, of CSI (the "CSI Stock") is owned by the Stockholders.

     The Stockholders have agreed to sell to ZMAX and ZMAX has agreed to purchase the CSI Stock from the Stockholders on the terms and conditions set forth in this Agreement.

     In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                              STATEMENT OF TERMS:

                                   SECTION 1
                           PURCHASE AND SALE OF STOCK

     1.1  Purchase and Sale of Stock.  Stockholders will sell to ZMAX and ZMAX
          --------------------------
will purchase from Stockholders all of the Stockholders' right, title and interest in the CSI Stock.

     1.2  Consideration; Stock Exchange.  At the Closing (as defined in Section
          -----------------------------
2.1 below), upon surrender of the certificates evidencing the CSI Stock duly endorsed for transfer to ZMAX, ZMAX will cause 3,200,000 shares of the common voting stock, par value $0.001 of ZMAX (the "ZMAX Stock") (the "Consideration") to be issued to the Stockholders pursuant to Section 1.5 of this Agreement. As a result of the sale of the CSI Stock and the payment of the Consideration, CSI will be a wholly-owned subsidiary of ZMAX.

     1.3  Issuance of ZMAX Stock to Stockholders.  At the Closing, each
          --------------------------------------
Stockholder will receive stock certificates evidencing 200,000 shares of ZMAX Stock. In addition, ZMAX will issue to each Stockholder a stock certificate evidencing 1,400,000 shares of ZMAX Stock (collectively, the "Earn Out Stock"), which Earn Out Stock will be placed in escrow pursuant to the escrow agreement attached as Exhibit A to this Agreement (the "Earn Out Stock Escrow Agreement")
            ---------
and will be released to the Stockholders on the terms and conditions set forth in Section 1.5.

     1.4  No Further Ownership Rights in CSI Stock.  The issuance of the 400,000
          ----------------------------------------
shares of ZMAX Stock to be delivered to the Stockholders at Closing and the issuance of the 2,800,000 shares of Earn Out Stock to be released to the Stockholders in accordance with the terms of this Agreement will be deemed to have been given in full satisfaction of all rights pertaining to the CSI Stock.

     1.5  Release of Earn Out Stock; Terms of Earn Out.  The 2,800,000 shares of
          --------------------------------------------
Earn Out Stock will be subject to release quarterly. The Earn Out Stock will be released to the Stockholders on a pro rata basis to each Stockholder. One share of Earn Out Stock will be released for each $1.25 of Cash Flow (as defined below) generated by CSI. For purposes of this Section 1.5, the term "Cash Flow" means, with respect to each CSI fiscal year quarter or other period, all operating revenues from sales and services and licensing and franchising income (but excluding proceeds from loans or capital infusions and proceeds from sales, exchanges and other dispositions of property or rights not in the ordinary course of business) LESS direct operating expenses including software licensing fees and a provision for CSI's income taxes calculated based on the then-applicable statutory rates (but excluding capital expenses, depreciation, amortization, debt service, dividends and intercompany charges other than charges that would be direct operating expenses if paid by CSI). Cash Flow will be determined by Arthur Andersen (or such other independent accounting firm then serving CSI) for the relevant period on a cash basis. ZMAX will cause Arthur Andersen to prepare a statement of Cash Flow ("Cash Flow Statement") for each fiscal year quarter which will set forth an itemized calculation of Cash Flow and calculate the number of shares of Earn Out Stock (to the nearest whole number of shares) based on the Cash Flow for the relevant period and to deliver the Cash Flow Statement to ZMAX. Upon receipt of the Cash Flow Statement, ZMAX will fax the Cash Flow Statement to each Stockholder. Upon approval of the Cash Flow Statement as evidenced by the signing of the Cash Flow Statement by both ZMAX and each Stockholder, ZMAX will deliver the Cash Flow Statement to the escrow agent under the Earn Out Stock Escrow Agreement. Upon receipt of the signed Cash Flow Statement, the escrow agent will cause the shares of Earn Out Stock to be released to the Stockholders in accordance with the procedures described in the Earn Out Stock Escrow Agreement. Once released from the Earn Out Stock Escrow Agreement such shares will no longer be deemed Earn Out Stock for purposes of this Agreement.

     1.6  Resolution of Disputes Regarding Cash Flow.  If ZMAX and the
          ------------------------------------------
Stockholders cannot agree on the Cash Flow Statement prepared by the independent accounting firm for any quarter, the ZMAX Board of Directors will prepare and sign a Cash Flow Statement and fax it to the Stockholders. If the ZMAX Board of Directors' Cash Flow Statement is approved by the Stockholders, as evidenced by the signature of the Stockholders, ZMAX will submit it to the escrow agent under the Earn Out Stock Escrow Agreement. If the Stockholders are not satisfied with the Cash Flow Statement prepared by the ZMAX Board of Directors (the "Dispute"), the Stockholders may submit the Dispute to binding arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, except where those rules are supplemented or modified by the express terms of this section. The parties agree that binding arbitration is the exclusive remedy for resolving any Dispute. The Stockholders may initiate arbitration by sending notice of its intention to arbitrate the Dispute to ZMAX, which notice must be accompanied by a brief setting forth the nature of the Dispute and the remedy sought, which brief may not exceed 25 typed pages (the "Arbitration Notice"). The Stockholders must also file at the regional office of the AAA three copies of the Arbitration Notice and Brief and the arbitration provision of this Agreement together with the required filing fee. ZMAX must file a responsive brief within 15 business days of receipt of the Stockholders' Arbitration Notice and Brief, which responsive brief may not exceed 25 typed pages. Any arbitration proceedings will be in Washington, D.C. If the parties are able to agree on one arbitrator within 15 days of the date the Arbitration Notice is filed with the AAA, the Dispute will be heard by that arbitrator. If the parties are unable to agree on one arbitrator, then an arbitrator will be selected from an impartial roster of arbitrators provided by the AAA in accordance with the AAA rules. There will be no discovery permitted by the parties in the arbitration proceedings provided that each party will be permitted to take one oral deposition of the other party or unless otherwise mutually agreed to by the parties. ZMAX agrees to be bound by Rule 30(b)(6) of the Federal Rules of Civil Procedures "Deposition of an Organization," as amended from time to time or any successor rule. The arbitrator will issue a decision within 30 days of his or her appointment. The decision of the arbitrator must set forth in reasonable detail the reasoning supporting the decision of the arbitrator. The decision rendered by the arbitrator will be final and binding on the parties and judgment on the decision rendered by the arbitrator may be entered in any court having jurisdiction. Each party will pay its own costs and expenses related to the arbitration procedures. This agreement to arbitrate is specifically enforceable under the prevailing arbitration law and survives the termination of this Agreement.

     1.7  Termination of Rights to Earn Out Stock.  If any Stockholder is
          ---------------------------------------
terminated by CSI for cause (as defined in the Stockholder's employment agreement with CSI) or violates the non-competition, non-solicitation or proprietary information restrictions in his employment agreement with CSI, the Earn Out Stock issued in the name of the Stockholder will automatically terminate and will be returned to ZMAX in accordance with the procedures described in the Earn Out Stock Escrow Agreement.

     1.8  Voting Rights to Earn Out Stock.  The Stockholders will be entitled to
          -------------------------------
vote the Earn Out Stock even though it is subject to the Earn Out Stock Escrow Agreement on the following terms and conditions. If an annual or special meeting of the ZMAX Stockholders is called, the Stockholders will be entitled to receive notice of such meeting and to attend such meeting and vote all of the shares of ZMAX stock issued in their name, including the Earn Out Stock, in person or by proxy.

     1.9  Dividend and Distribution Rights for Earn Out Stock.  The Stockholders
          ---------------------------------------------------
are entitled to receive dividends or other distributions made by ZMAX (including distributions in liquidation) on the Earn Out Stock.

     1.10  Antidilution.  ZMAX agrees that so long as CSI has entered into three
           ------------
contracts to provide quantifiable services related to the resolution of the "Year 2000 problem" involving at least 1,000,000 lines of code per contract with United States government agencies or government agencies of any state and/or commercial companies within 60 days of the date of this Agreement, the percentage holdings of ZMAX represented by the ZMAX Stock issued to the Stockholders will not be less than 34.2% (assuming the Stockholders earn all of the Earn Out Stock) after giving effect to the 1,000,000 shares of ZMAX Stock to be issued in connection with the $5,000,000 private placement contemplated by ZMAX but without taking into account any future purchases of newly issued ZMAX Stock, if any.

     1.11  Use of Private Placement Proceeds.  ZMAX agrees that $4,000,000 of
           ---------------------------------
the $5,000,000 private placement referred to in Section 1.10 will be earmarked for working capital of CSI and will be released to CSI as needed based on operational budgets of CSI approved by the ZMAX Board of Directors, from time to time, taking into account business needs.


                                   SECTION 2
                          CLOSING; CLOSING CONDITIONS

     2.1  Closing.  The parties to this Agreement will hold a closing (the
          -------
"Closing") for the purpose of confirming the transactions contemplated by this Agreement at 10:00 am on November 6, 1996 or such other date and time mutually agreed upon by the parties. The Closing will be held at the offices of Powell, Goldstein, Frazer & Murphy at 1001 Pennsylvania Avenue, N.W., Sixth Floor South, Washington, D.C. 20004. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." At the Closing, the parties will execute and exchange the following documents, items, certificates and instruments described in this Section 2. The parties agree that the Closing will occur through the procedures described in the escrow agreement attached as Exhibit B to this Agreement (the "Closing Escrow Agreement").
---------

     2.2  Conditions to Closing of ZMAX.  ZMAX's obligation to consummate the
          -----------------------------
transactions contemplated by this Agreement is subject to the satisfaction of the conditions set forth below and/or the delivery of all of the documents, items, certificates and instruments described below, all of which documents, items, certificates and instruments must be in form and substance satisfactory to ZMAX, unless such condition is waived by ZMAX at the Closing. The Closing of the transactions contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing.

          (a)   Transaction Documents.  The Stockholders will have executed this
                ---------------------
Agreement.

          (b)   Representations and Warranties.  The representations and
                ------------------------------
warranties of the Stockholders set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

          (c)   No Action.  No suit, action, or proceeding will be pending or
                ----------
threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (1) prevent consummation of any of the transactions contemplated by this Agreement; (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (3) adversely affect the right of CSI to own, operate or control the business or assets of CSI.

          (d)   Consents.  ZMAX will have received duly executed copies of all
                --------
third-party consents and approvals contemplated by this Agreement.

          (e)   Employment Agreements.  Each Stockholder and CSI will have
                ---------------------
executed an employment agreement in substantially the form of Exhibit C and
                                                              ---------
Exhibit D, as applicable, attached to this Agreement (the "Employment
---------
Agreements").

          (f)   Stockholders' Agreement.  The Stockholders will have executed
                -----------------------
the Stockholders Agreement substantially in the form of the Stockholders' Agreement attached as Exhibit E to this Agreement.
                      ---------

          (g)   Stock Pledge Agreement.  Each Stockholder will have executed
                ----------------------
the Stock Pledge Agreement (as defined in Section 5.6 of this Agreement).

          (h)   Escrow Agreements.  Each Stockholder will have executed the
                -----------------
Earn Out Stock Escrow Agreement and the Closing Escrow Agreement.

          (i)   No Material Adverse Change.   Since October 1, 1996, no CSI
                --------------------------
Material Adverse Effect will have occurred.

          (j)   Opinion of Counsel.  The Stockholders will furnish ZMAX with an
                ------------------
opinion, dated the Closing Date, of counsel satisfactory to ZMAX in form and substance satisfactory to ZMAX and its counsel.

          (k)   Resignations.  The Stockholders will have delivered to ZMAX the
                ------------
resignation of James T. McCubbin as director of CSI effective as of the Closing Date.

          (l)   Due Diligence Review.  ZMAX will be satisfied in all respects
                --------------------
with its due diligence investigation of CSI.

     2.3  Conditions to Closing of the Stockholders.  The Stockholders'
          -----------------------------------------
obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the conditions set forth below and/or the delivery of all of the documents, items, certificates and instruments described below, all of which documents, items, certificates and instruments must be in form and substance satisfactory to the Stockholders, unless such condition is waived by the Stockholders at the Closing. The Closing of the transactions contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing.

          (a)   Transaction Documents.  ZMAX will have executed this Agreement.
                ---------------------

          (b)   Representations and Warranties.  The representations and
                ------------------------------
warranties of ZMAX set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

          (c)   No Action.  No suit, action, or proceeding will be pending or
                ----------
threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (1) prevent consummation of any of the transactions contemplated by this Agreement;
(2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (3) adversely affect the right of ZMAX to own, operate or control the business or assets of ZMAX.

          (d)   Employment Agreements.  CSI will have executed the Employment
                ---------------------
Agreements.

          (e)   Escrow Agreements.  ZMAX will have executed the Earn Out Stock
                -----------------
Escrow Agreement and the Closing Escrow Agreement.

          (f)   Opinion of Counsel.  ZMAX will furnish the Stockholders with an
                ------------------
opinion, dated the Closing Date, of its securities counsel, in form and substance satisfactory to the Stockholders and their counsel.

          (g)   Copies of Resolutions.  ZMAX will have furnished the Stock-
                ---------------------
holders with certified copies of resolutions duly adopted by the Board of Directors of ZMAX approving the execution and delivery of this Agreement and the other documents to be executed and delivered in connection with this Agreement and consummation of the transactions contemplated hereby and thereby.

          (h)   Due Diligence Review.  The Stockholders will be satisfied in all
                --------------------
respects with its due diligence investigation of ZMAX.

     2.4  Directors and Officers of CSI.  Effective immediately after the
          -----------------------------
Closing, any persons other than those listed below who are directors or officers of CSI on the Closing will immediately resign and ZMAX, as sole shareholder of CSI, will elect or confirm the election of the following individuals as directors of CSI (the "New Directors"):

          Michael C. Higgins
          Michael S. Cannon
          Steve L. Komar

Immediately thereafter, the New Directors will appoint or confirm the appointment of the following individuals as officers of CSI:

          Michael C. Higgins, President and Assistant Secretary
          Michael S. Cannon, Executive Vice President
          G.W. Norman Wareham, Chief Financial Officer, Treasurer and Secretary


                                   ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     The Stockholders, jointly and severally, represent and warrant to ZMAX:

     3.1  Corporate Organization and Good Standing.  CSI is a corporation duly
          ----------------------------------------
organized, validly existing and in good standing under the laws of Maryland, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. CSI is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed or in good standing will not have a CSI Material Adverse Effect. CSI has no subsidiaries. For purposes of this Agreement, "CSI Material Adverse Effect" means any materially adverse change in or effect on the business, operations, properties, assets, liabilities, financial condition, results of operations or prospects of CSI or its ability to carry out its obligations under this Agreement, but does not mean any losses, adverse developments or other conditions suffered by CSI arising from normal operations or market, political or economic conditions affecting the year 2000 software conversion industry as a whole.

     3.2  Due Execution; Enforceability.  This Agreement has been, and all other
          -----------------------------
documents, agreements and instruments to be executed in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "Transaction Documents") will be, duly executed and delivered by the Stockholders and this Agreement is, and the other Transaction Documents when executed and delivered by the Stockholders as contemplated by this Agreement will be, the valid and binding obligation of the Stockholders enforceable in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     3.3  Capitalization.  The entire authorized capital stock and other equity
          ---------------
securities of CSI consists of 5,000 shares of $1.00 par value stock (the "CSI Shares") of which 200 shares are issued and outstanding. All of the issued and outstanding CSI Shares have been duly authorized, are validly issued, were not issued in violation of any preemptive rights and are fully paid and nonassessable, are not subject to preemptive rights and were issued in full compliance with all federal, state and local laws, rules and regulations. Each Stockholder owns beneficially and of record all of the shares of CSI Shares issued to such Stockholder as set forth on the CSI share transfer ledger. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating CSI to issue any additional CSI

Shares, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from CSI any CSI Shares. There are no agreements purporting to restrict the transfer of the CSI Shares, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the CSI Shares.

     3.4  Title to CSI Stock.  The CSI Stock is lawfully owned by the
          ------------------
Stockholders in the respective amounts set forth opposite his name on Disclosure
                                                                      ----------
Schedule 3.4, free of preemptive rights and free and clear of all claims, liens,
------------
charges, security interest, encumbrances and other restrictions or limitations of any kind, except as set forth on Disclosure Schedule 3.4, all of which liens
                                    -----------------------
and other restrictions will be terminated as of the Closing Date. Each Stockholder has the full power, right, and authority to transfer the CSI Stock held by him pursuant to this Agreement.

       3.5  Financial Statements.  Attached to this Agreement as Disclosure
       ---  --------------------                                 ----------
Schedule 3.5 are true, correct, and complete copies of (i) an unaudited CSI
------------
Income Statement for the period ending August 31, 1996 and (ii) an unaudited CSI Balance Sheet for the period ending August 31, 1996 (the "CSI Reference Balance Sheet" (collectively, the "CSI Financial Statements"). The CSI Financial Statements (a) are in accordance with the books and records of CSI and (b) present fairly the financial condition of CSI as of the respective dates indicated and the results of operations for such periods. CSI has not received any advice or notification from its independent certified public accountants that CSI has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the CSI Financial Statements or the books and records of CSI, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of CSI accurately and fairly reflect, in reasonable detail, the transactions, assets, and liabilities of CSI. CSI has not engaged in any transaction, maintained any bank account, or used any funds of CSI, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of CSI.

     3.6  Absence of Certain Changes.  Since the date of the CSI Reference
          --------------------------
Balance Sheet, except as set forth in Disclosure Schedule 3.6, CSI has not
                                      -----------------------
suffered any CSI Material Adverse Effect.

     3.7  Filings, Consents and Approvals.  Except for any filings required by
          -------------------------------
applicable securities laws and as otherwise set forth on Disclosure Schedule
                                                         -------------------
3.7, no filing or registration with, no notice to and no permit, authorization,
---
consent, or approval of any public or governmental body or authority or any other person or entity is necessary for the consummation by the Stockholders of the transactions contemplated by this Agreement or to enable CSI to continue to conduct its business after the Closing Date in a manner consistent with that in which it is presently conducted.

     3.8  Noncontravention.  Neither the execution, delivery and performance of
          ----------------
the Transaction Documents, nor the consummation of the transactions contemplated thereby nor compliance with the provisions thereof, will:

          (1) Except as set forth in Disclosure Schedule 3.8, conflict with,
                                     -----------------------
     result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of CSI under any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CSI or its properties or assets;

          (2) Violate any provision of the articles of incorporation or bylaws of CSI; or

          (3) Violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to CSI or any of its properties or assets.

     3.9  Litigation.  There is no claim, charge, arbitration, grievance,
          ----------
action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the Stockholders' knowledge, threatened against CSI, or which involves any of the business, or the properties or assets of CSI that, if adversely resolved or determined, would have a CSI Material Adverse Effect. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have a CSI Material Adverse Effect.

     3.10 Material Contracts and Transactions.  Disclosure Schedule 3.10
          -----------------------------------   ------------------------
contains a list of all contracts, agreements, licenses, leases for real property or personal property, permit, arrangements, commitments, instruments, understanding or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which CSI is a party (collectively, the "CSI Contracts"). Except as listed on Disclosure Schedule 3.10, CSI is not a party
                                  ------------------------
to any written or oral:

          (1) contract for the purchase, sale or lease of any capital assets, or continuing contracts for the purchase or lease of any materials, supplies, equipment or services;

          (2) agreement to pay commissions or sales representative agreements;

          (3) agreement for the employment or consultancy or any person or entity;

          (4) note, debenture, bond, trust agreement, letter of credit agreement, loan agreement, or other contract or commitment for the borrowing or lending of money, or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person;

          (5) agreement, contract, or commitment for any charitable or political contribution;

          (6) agreement, contract, or commitment limiting or restraining CSI, it business or any successor thereto from engaging or competing in any manner or in any business or from hiring any employees, nor, to the Stockholders' knowledge, is any employee or independent contractor of CSI subject to any such agreement, contract, or commitment;

          (7) material agreement, contract, or commitment not made in the ordinary course of business;

          (8) agreement establishing or providing for any joint venture, partnership, or similar arrangement between CSI and any other person or entity; or

          (9) power of attorney or similar authority to act for CSI.

Each CSI Contract is in full force and effect, and there exists no material breach or violation of or default by CSI under any CSI Contract nor, to the Stockholders' knowledge, by any other party to a CSI Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any CSI Contract by CSI nor, to the Stockholders' knowledge, by any other party to a CSI Contract. Except as set forth on Disclosure Schedule 3.10, the continuation, validity, and effectiveness
         ------------------------
of each CSI Contract will in no way be affected by the consummation of the Merger or the other transactions contemplated by this Agreement. Except as indicated on Disclosure Schedule 3.10, there exists no actual or, to the
             ------------------------
Stockholders' knowledge, any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any CSI Contract, which would have a CSI Material Adverse Effect. A true, correct and complete copy (and if oral, a description of material terms) of each CSI Contract, as amended to date, has been furnished to ZMAX.

     3.11 Software.  Disclosure Schedule 3.11 contains a list of all computer
          --------   ------------------------
software (other than word processing, spreadsheet, and database software of a type generally available to the public through retail sales) owned, licensed or used by CSI in the conduct of its business (collectively, the "CSI Software")
                                                               ------------
and a list of all agreements and contracts giving CSI a license or other rights to the CSI Software. Such agreements and contracts provide CSI the exclusive rights to the use of the software programs known as Baseline Inventory Control (or "BIC"), "IREW" (also know as "CSI Case" or "IMS Case") and the Change of Century Analysis and Conversion Tool Set (also known as "COCAT") in the territories listed on Disclosure Schedule 3.11 (the "Territories"), except as
                      ------------------------
otherwise noted on Disclosure Schedule 3.11.  No claim is pending or, to the
                   ------------------------
Stockholders' knowledge, threatened, and CSI has not received any notice that the use by CSI of the CSI Software in their respective Territory infringes upon or conflicts with or will infringe upon or conflict with any rights claimed therein by any third party, nor is there any basis known to CSI for such a claim. No use by CSI of any CSI Software violates and no use by CSI of the CSI Software as contemplated to correct the "Year 2000 problem" will violate the terms of any agreement pursuant to which such CSI Software is licensed. No claim is pending, or, to the Stockholders' knowledge, threatened, which alleges that the ownership of, rights as licensee to, or other right to use any CSI Software is invalid or unenforceable by CSI, nor is there any basis known to the Stockholders for any such claim. Except as shown on Disclosure Schedule 3.11,
                                                     ------------------------
no royalties or fees are payable by CSI to anyone for use of the CSI Software. A true, correct, and complete copy of each agreement listed on Disclosure
                                                               ----------
Schedule 3.11, as such agreement have been amended to date), has been furnished
-------------
to ZMAX. All such agreements are in full force and effect and, there are no existing material defaults or events of default, real or claimed, or events which with or without notice or lapse of time or both would constitute material defaults under such agreements that would give the non-defaulting party a right to terminate such agreement or a right to receive any payment pursuant to such agreement and all of such agreements will in no way be affected by the consummation of the transactions contemplated by this Agreement.

     3.12 Real Property and Real Property Leases.  CSI does not own any real
          --------------------------------------
property.  Disclosure Schedule 3.12 sets forth the name, parties, and date of
           ------------------------
each lease and sublease of real property that is occupied by CSI ("CSI Leases"), and the address of each parcel of leased real property and a list of all amendments to such CSI Leases. Each CSI Lease is in full force and effect and there is no default asserted thereunder by any party thereto and, to the Stockholders' knowledge, there are no unasserted defaults (including any events which with the passage of time or giving of notice or both would constitute a default). True, correct and complete copies of all the CSI Leases, as amended to date, have been delivered to ZMAX. CSI has not been notified that the use and operation of any of the real properties leased by CSI does not conform to applicable building, zoning, safety, environmental, and other laws, ordinances, regulations, codes, permits, licenses, and certificates and all restrictions and conditions affecting title, except where the failure to conform would not have an CSI Material Adverse Effect.

     3.13 Personal Property and Personal Property Leases.  Except as set forth
          ----------------------------------------------
on Disclosure Schedule 3.13, CSI owns or leases the use of, all equipment,
   ------------------------
furniture, fixtures and other tangible personal property and assets necessary for the continued operation of the business of CSI as presently conducted and where the absence of such property and assets would have a CSI Material Adverse Effect. All of such personal properties are in good operating condition (normal wear and tear excepted), and are reasonably fit for the purposes for which the such personal property is presently used.

     3.14 Compliance with Law.  To the knowledge of the Stockholders, CSI holds
          -------------------
and is in compliance with all permits, certificates, licenses, approvals, registrations and authorizations necessary for the conduct of its business or the ownership of its properties or assets, except where the failure to hold or comply could not have a CSI Material Adverse Effect, and all of such permits, certificates, licenses, approvals, registrations, and authorizations are in full force and effect. To the knowledge of the Stockholders, CSI is in compliance with all applicable laws, statutes, ordinances, rules and regulations (including without limitation those relating to environmental protection, occupational safety and health, and equal employment practices) and all orders, judgments and decrees, except where the failure to comply would not have a CSI Material Adverse Effect.

     3.15  Taxes.  Except as set forth in Disclosure Schedule 3.15, CSI has
           -----                          ------------------------
timely filed with the appropriate taxing authorities all returns required to be filed on or prior to the date hereof in respect of all taxes of CSI, and has paid all such taxes, including interest, penalties, and additions in connection therewith shown to have become due on such returns or for which a notice of assessment or demand for payment has been received. All such returns have been prepared in accordance with all applicable laws and requirements. Any accruals for such taxes reflected in the CSI Reference Balance Sheet are sufficient to satisfy the accrued liability for such taxes as of the date of the CSI Reference Balance Sheet. No material tax issues have been raised by the Internal Revenue Service in connection with any of the tax returns referred to above, and no waivers of statutes of limitations or extensions of time within which to file any tax return or with respect to a tax assessment or deficiency have been given or requested with respect to CSI.

     3.16 Labor Relations.  None of CSI's employees is represented by any union
          ---------------
or other labor organization. There is no unfair labor practice charge or other labor related grievance pending or, to the Stockholders' knowledge, threatened against CSI that might have a CSI Material Adverse Effect.

     3.17 Pension and Employee Benefit Plans and Compensation.  CSI maintains no
          ---------------------------------------------------
employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), welfare benefit plans (as defined in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, and other material employee fringe benefit plans. No salary or other payment due to the Stockholder remains unpaid by CSI and the Stockholders have been completely paid for past services rendered to CSI, other than current unpaid salary and current business expenses not to exceed $50,000 in the aggregate to be paid or reimbursed by CSI in the ordinary course of business.

     3.18 Other Intellectual Property.  CSI has no registered or unregistered,
          ---------------------------
foreign or United States trademarks, trade names, trade styles, and service marks and copyrights; trade secrets or know-how, except as listed on Disclosure
                                                                     ----------
Schedule 3.18.
-------------

     3.19 Insurance.  Set forth in Disclosure Schedule 3.19 is a list of all
          ---------                ------------------------
insurance policies that relate to CSI's business. The coverage under each such policy is in full force and effect, and no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy has been received by CSI. The Stockholders have no knowledge of any facts or the occurrence of any event that reasonably might form the basis of any claim against CSI relating to its business or operations or any of its assets or properties covered by any of such policy that may materially increase the insurance premiums payable under any such policy

     3.20 Affiliate Transactions.  Except as disclosed in Disclosure Schedule
          ----------------------                          -------------------
3.20, no officer, director, affiliate of CSI provides any assets, services or
----
facilities used or held for use in connection with CSI's business and CSI does not provide or cause to be provided any assets, services or facilities to any such officer, director, or affiliate.

     3.21  Correctness of Representations.  No representation or warranty of CSI
           ------------------------------
in this Agreement or in any exhibit, certificate, or schedule attached to this Agreement or furnished pursuant to this Agreement contains, or at the Closing Date will contain, any untrue statement of fact or omits, or at the Closing Time will omit, to state any material fact necessary in order to make the statements contained therein not misleading, and all such statements, representations, warranties, exhibits, certificates, and schedules shall be true and complete in all material respects on and as of the Closing Time as though made on that date.


                                   SECTION 4
                         REPRESENTATIONS AND WARRANTIES
                          OF ZMAX AND ZMAX ACQUISITION

     ZMAX represents and warrants to the Stockholders as follows:

     4.1  Organization and Good Standing.  ZMAX is a corporation duly organized,
          ------------------------------
validly existing and in good standing under the laws of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ZMAX has no validly existing subsidiaries. ZMAX is a development stage company.

     4.2  Capital Structure.  The entire authorized capital stock and other
          -----------------
equity securities of ZMAX consists of 95,000,000 shares of $0.001 par value common stock of which 3,800,079 shares are issued and outstanding and 10,000,000 shares of $0.001 par value preferred stock of which no shares are issued and outstanding. All of the issued and outstanding shares of ZMAX Stock have been duly authorized, are validly issued fully paid and nonassessable and, are not subject to preemptive rights. Disclosure Schedule 4.2 sets forth the percentage holdings of the Stockholders in ZMAX after giving effect to the transactions contemplated by this Agreement and certain proposed issuances of ZMAX Stock.

     4.3  Authority.  ZMAX has all requisite corporate power and authority to
          ---------
enter into this Agreement and the Transaction Documents to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and each of the Transaction Documents to which it is a party by ZMAX and the consummation by ZMAX of the transactions contemplated thereby, have been duly authorized by the board of directors of ZMAX and no other corporate proceedings on the part of ZMAX are necessary to authorize such documents or to consummate the transactions contemplated thereby. This Agreement has been, and all the other Transaction Documents to which it is a party when executed and delivered by ZMAX as contemplated by this Agreement will be, duly executed and delivered by ZMAX and this Agreement is, and the other Transaction Documents when executed and delivered by ZMAX and ZMAX Acquisition as contemplated hereby will be, the valid and binding obligation of ZMAX enforceable in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     4.4  Financial Statements.  Attached to this Agreement as Disclosure
          --------------------                                 ----------
Schedule 4.4 are true, correct, and complete copies of (i) unaudited ZMAX
------------
Balance Sheet for the period ending October 15, 1996 and years ending December 31, 1995, 1994, 1993 and 1992; (ii) unaudited ZMAX Statement of Operations for the period ending October 15, 1996 and years ending December 31, 1995, 1994, 1993 and 1992 and April 24, 1986 (date of inception) to October 15, 1996; (iii) unaudited ZMAX Statements of Stockholders' Equity (Deficiency) for the period ending October 15, 1996 and years ending December 31, 1995, 1994, 1993 and 1992 and April 24, 1986 (date of inception) to October 15, 1996; (iv) unaudited ZMAX Statements of Cash Flow for the period ending October 15, 1996 and years ending December 31, 1995, 1994, 1993 and 1992 and April 24, 1986 (date of inception) to October 15, 1996; (v) audited Mediterranean Oil Corporation (formerly Oryx Gold Corporation, and now ZMAX and referred to in this Section as "MOC") Balance Sheet for the years ending December 31, 1995, 1994, 1993 and 1992; (vi) an audited MOC Statement of Operations for years ending December 31, 1995, 1994, 1993 and 1992 and April 24, 1986 (date of inception) to December 31, 1995; (vii) audited MOC Statements of Stockholders' Equity (Deficiency) for the years ending december 31, 1995, 1994, 1993 and 1992 and April 24, 1986 (date of inception) to December 31, 1995; (viii) unaudited MOC Statements of Cash Flow for the years ending December 31, 1995, 1994, 1993 and 1992 and April 24, 1986 (date of inception) to December 31, 1995 (collectively, the "ZMAX Financial Statements"). The ZMAX Financial Statements (a) are in accordance with the books and records of ZMAX and (b) present fairly the financial condition of ZMAX as of the respective dates indicated and the results of operations for such periods. ZMAX has not received any advice or notification from its independent certified public accountants that ZMAX has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the ZMAX Financial Statements or the books and records of ZMAX, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of ZMAX accurately and fairly reflect, in reasonable detail, the transactions, assets, and liabilities of ZMAX. ZMAX has not engaged in any transaction, maintained any bank account, or used any funds of ZMAX, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of ZMAX.

     4.5  Noncontravention.  Neither the execution, delivery and performance of
          ----------------
the Transaction Documents, nor the consummation of the transactions contemplated thereby nor compliance with the provisions thereof, will:

          (1) Conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of ZMAX under any term, -condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ZMAX or their respective properties or assets;

          (2) Violate any provision of the articles or certificate of incorporation or by-laws of ZMAX; or

          (3) Violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to ZMAX or any of their properties or assets.

     4.6  Litigation.  There is no claim, charge, arbitration, grievance,
          ----------
action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to ZMAX's knowledge, threatened against ZMAX, or which involves any of the business, or the properties or assets of ZMAX that, if adversely resolved or determined, would have a material adverse effect on ZMAX. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have a material adverse effect.

     4.7  Filings, Consents and Approvals.  Except for any filings required by
          -------------------------------
applicable securities laws, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by ZMAX of the transactions contemplated by this Agreement or to enable ZMAX to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.


                                   SECTION 5
                          SURVIVAL AND INDEMNIFICATION

     5.1  Survival of Representations and Warranties.  The representations,
          ------------------------------------------
warranties and covenants made by the parties shall survive the Closing for a period of 9 months from the Closing Date; provided, however, that representations and warranties relating to taxes will survive for a period of five years after the Closing Time or until the expiration date of the statute of limitations applicable to such tax liability or the final determination of any such tax liability, including the final administrative or judicial determination thereof, whichever occurs first.

     5.2  Indemnification by Stockholders.  The Stockholders, jointly and
          -------------------------------
severally, agree to indemnify ZMAX and CSI, and their respective officers, directors, shareholders, employees, agents and affiliates (other than the Stockholders themselves) in respect of, and hold each of them harmless from and against, any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment) suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Stockholders contained in this Agreement.

     5.3  Indemnification by ZMAX.  ZMAX agrees to indemnify the Stockholders in
          -----------------------
respect of, and hold each of them harmless from and against, any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment) suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of ZMAX contained in this Agreement.

     5.4  Procedures for Indemnification for Third Party Claims.  Whenever
          -----------------------------------------------------
indemnification is sought under this Section 5 in connection with a claim or demand brought by a third party, the party seeking indemnification (the "Indemnitee") will promptly notify the party from whom indemnification is sought (the "Indemnitor"), specifying the nature of such claims, the amount or estimated amount of such claim and attaching copies of all relevant information concerning the underlying claim of liability. Within ten days of receipt of such notice, the Indemnitor will notify the Indemnitee promptly whether it disputes its indemnification obligation. If the indemnification obligation is not so disputed, the Indemnitor, at the option of the Indemnitee, will, at the Indemnitor's cost and expense, defend any such claim. If the Indemnitee so elects for the Indemnitor to defend any claim, the Indemnitor will have full control over the conduct of such proceeding, although the Indemnitee will have the right to retain legal counsel at its own expense and will have the right to approve any settlement of any claim, provided that such approval may not be withheld unreasonably. If the Indemnitee does not elect for the Indemnitor to assume the defense of such claim, the Indemnitee will have the right to defend the claim at the reasonable cost and expense of the Indemnitor. The Indemnitor will not be obligated to indemnify the Indemnitee with respect to such third party claim to the extent that the Indemnitor's ability to defend has been irreparably prejudiced by the failure or delay of the Indemnitee to give Indemnitor the notice required by this Section 6.3. Any dispute of an indemnification obligation under this Agreement may be resolved by litigation in a court of competent jurisdiction.

     5.5  Procedures for Indemnification for Non-Third Party Claims.  If any
          ---------------------------------------------------------
Indemnitee has a claim under Section 5 against any Indemnitor that does not involve a third party claim as described in Section 5.4 above, the Indemnitee will promptly notify the Indemnitor of such claim, specifying the nature of such claim and the amount of any loss incurred by the Indemnitee. The failure by any Indemnitee to give such notice will not impair such party's rights under this Agreement except to the extent that the Indemnitor demonstrates that it has been irreparably prejudiced thereby. If the Indemnitor notifies the Indemnitee that it does not dispute the claim described in such notice or fails to notify the Indemnitee within 30 days its receipt of such notice, the loss in the amount specified in the notice will be conclusively deemed a liability of the Indemnitor under Section 5 and the Indemnitor will pay the amount of such loss to the Indemnitee on demand. If the Indemnitor has timely disputed its liability with respect to such claim, the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within 60 days after the Indemnitors receipt of the initial claim notice, such dispute may be resolved by litigation in a court of competent jurisdiction.

     5.6  Security for Indemnification.  As security for their indemnification
          ----------------------------
obligations under this Section 5, the Stockholders, effective as of the Closing Date, agree to pledge their ZMAX Stock in favor of ZMAX by executing the stock pledge agreement in substantially the form of the Stock Pledge and Security Agreement attached as Exhibit F to this Agreement (the "Stock Pledge
                      ---------
Agreement").

     5.7  Indemnification for Fees and Commissions.  Each party to this
          ----------------------------------------
Agreement is responsible for paying any broker, finder or investment banker that is entitled to receive any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such party and indemnifies and holds harmless the other parties from any such fees or commissions.


                                   SECTION 6
                            MISCELLANEOUS PROVISIONS

     6.1  Worldwide Software Rights.  The Stockholders will use their best
          -------------------------
efforts to obtain for CSI an option to purchase the balance of the worldwide rights to the COCAT software.

     6.2  Actions by Stockholders.  Any action or remedy of the Stockholders
          -----------------------
under this Agreement, including without limitation, a request for arbitration or indemnification, must be exercised jointly by the Stockholders.

     6.3  Effectiveness of Representations.  Each party is entitled to rely on
          --------------------------------
the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake.



                         [SIGNATURES ON FOLLOWING PAGE]

     EXECUTED on November 6, 1996.


ZMAX CORPORATION


By:   /s/ G.W. Norman Wareham
     -----------------------------------------
     Name: G.W. Norman Wareham
     Title: Vice President


/s/ Michael S. Cannon
----------------------------------------------
Michael S. Cannon


/s/ Michael C. Higgins
----------------------------------------------
Michael C. Higgins

                SCHEDULE OF EXHIBITS TO STOCK PURCHASE AGREEMENT
                ------------------------------------------------


Exhibit A  --  Earn Out Agreement [filed as Exhibit 10.12]

Exhibit B  --  Closing Escrow Agreement [immaterial]

Exhibit C  --  Higgins Employment Agreement [filed as Exhibit 10.5]

Exhibit D  --  Cannon Employment Agreement [immaterial, however, certain provisions regarding restrictive covenants are included as
               Exhibit 2 to Exhibit 10.8]

Exhibit E  --  Stock Pledge Agreement [filed as Exhibit 10.14]